Exhibit 10.1

SECOND AMENDMENT TO THE

PREMCOR INC. FLEXIBLE BENEFITS PLAN

WHEREAS, Premcor Inc. (“Company”) previously adopted the Premcor Inc. Flexible Benefits Plan, part of the Premcor Inc. Benefit Contribution Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan therein; and

WHEREAS, the Company desires to amend the Plan effective January 1, 2005 to increase the maximum reimbursement amount for health care expenses;

NOW, THEREFORE, effective January 1, 2005, the Plan is amended as follows:

1. Section, 4.01 is deleted and in its place is substituted the following:

Section 4.01 Reimbursements Contributions. For any Plan Year, each Member may elect to have contributed to his or her Account a specified amount of his or her Compensation for such Plan Year up to a maximum of $5,000 for Health Care and $5,000 for Dependent Care to be used to fund Reimbursement Benefits (all employees).

2. The first paragraph of Section 7.02 is deleted and in its place is substituted the following:

Section 7.02 Amount of Benefits. The maximum amount of Reimbursement Benefits payable for a Plan Year shall be $5,000 for Health Care Expenses and $5,000 for Dependent Care Expenses, subject to further limitations described under Sections 8.06 and 9.06.

3. Section 8.06 is deleted and in its place is substituted the following:

Section 8.06 Further Limitation. The amount of Benefits for a Member during any year shall not exceed $5,000.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 1 day of Oct, 2004.

PREMCOR INC.

By	/s/ JAMES R. VOSS
James R. Voss, Senior Vice President